UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2019

_____________________

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

_________________________

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.0001 per share	INFU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2019, InfuSystem Holdings, Inc. (the “Company”) announced that Carrie Lachance has been promoted to Chief Operating Officer, effective October 1, 2019.

In connection with Ms. Lachance’s appointment as Chief Operating Officer, the Company entered into an Employment Agreement, effective as of October 1, 2019, with Ms. Lachance (the “Employment Agreement”). The Employment Agreement is considered “at will”. Accordingly, the Employment Agreement and Ms. Lachance’s employment thereunder may be terminated at any time by either party.

Under the Employment Agreement, Ms. Lachance will receive a base salary of $250,000 and is eligible for an annual performance bonus of up to 40% of her base salary, or $100,000, based upon satisfaction of performance objectives to be developed by the Chief Executive Officer. Ms. Lachance is also eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee of the Board (“Compensation Committee”).

Under the Employment Agreement, if Ms. Lachance’s employment is terminated due to her death or permanent disability, Ms. Lachance will be entitled to receive: (i) the unpaid base salary earned for services rendered through the date of her death or permanent disability; (ii) any accrued but unpaid incentive compensation earned in the previous year (“Bonus Amount”) as of the date of her death or permanent disability; (iii) the accrued but unpaid paid time off (“PTO”) earned through the date of her death or permanent disability; (iv) unreimbursed amounts to which she is entitled to reimbursement under the Employment Agreement; and (v) limited death, disability, and/or income continuation benefits. Upon termination of Ms. Lachance’s employment by reason of involuntary termination other than a “Termination for Cause” (as defined in the Employment Agreement), Ms. Lachance will be entitled to receive: (i) any unpaid base salary earned through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) any accrued but unpaid PTO; (iv) any unpaid reimbursements through the date of such termination; (v) a severance payment, in an aggregate amount equal to three months of Ms. Lachance’s then-current base salary; and (vi) three months of COBRA coverage. The severance payments and benefits specified in the immediately foregoing clauses (v) and (vi) will be contingent upon Ms. Lachance’s execution and delivery of an unconditional general release, in a form satisfactory to the Company. If Ms. Lachance is involuntarily terminated by the Company pursuant to a “Termination for Cause” (as defined in the Employment Agreement), Ms. Lachance will be entitled to receive: (i) the unpaid base salary earned for services rendered through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) any accrued but unpaid PTO; and (iv) unreimbursed amounts to which she is entitled under the Employment Agreement.

The Employment Agreement contains customary confidentiality, non-disparagement, protection of Company intellectual property, non-competition and non-solicitation provisions applicable to the duration of Ms. Lachance’s employment and thereafter.

There is no arrangement or understanding with any person pursuant to which Ms. Lachance is being appointed by the Company. There are no family relationships between Ms. Lachance and any director or executive officer of the Company, and she is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On October 2, 2019, the Company issued a press release announcing the foregoing matter. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01 — “Regulation FD Disclosure” of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between InfuSystem Holdings, Inc. and Carrie Lachance, effective October 1, 2019
99.1	Press Release of InfuSystem Holdings, Inc., dated October 2, 2019

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Richard A. DiIorio
Richard A. DiIorio
President and Chief Executive Officer

Dated: October 2, 2019